Exhibit 25.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-76940 on Form S-8 and Registration Statement No. 333-136653 on Form S-8 of our reports relating to the financial statements and the related schedule of Nam Tai Electronics, Inc. and the effectiveness of Nam Tai Electronics, Inc.’s internal control over financial reporting dated March 17, 2008, appearing in the annual report on Form 20-F of Nam Tai Electronics, Inc. for the year ended December 31, 2007.
/s/ Deloitte Touche Tohmatsu
DELOITTE TOUCHE TOHMATSU
Hong Kong
March 17, 2008